Exhibit No. 3

                              AMENDMENT TO BY-LAWS

      Section 5.1 of the Ampal-American Israel Corporation By-Laws was amended, effective June 9, 1998, by deleting the sentence "The President shall be chosen from among the directors, but no other officer need be a director." from such section.